NEWS RELEASE

EXHIBIT 99

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	President/CEO	Senior Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS FOURTH QUARTER AND YEAR END 2002 RESULTS

Strong Growth in Demand Deposits and Loans Highlight 4th Quarter and Full Year

EUGENE, OR, January 22, 2003 —Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported financial results for the fourth quarter and year ended December 31, 2002.

Net income for the fourth quarter 2002 was $1.6 million, up 17% from net income in 2001 of $1.4 million. Earnings per diluted share were $0.31 for the quarter up 14% compared to $0.27 reported for the prior year quarter. Return on assets and return on equity for the quarter were 1.75% and 17.65%, respectively, compared to 1.78% and 15.02%, respectively, for the comparable period of 2001.

Operating revenue, consisting of net interest income plus noninterest revenue, for the fourth quarter 2002 was $7.0 million, up 12% over the comparable quarter of the prior year and included a 19% growth in noninterest income. Noninterest revenue growth was due to strong double-digit increases in account maintenance fees, merchant bankcard volume and residential mortgage activities. The reported results for the fourth quarter 2001 include a $246,000 gain on sale of securities. Excluding these securities gains from the fourth quarter 2001 results, total operating revenues for the current fourth quarter would have shown a comparable growth rate of 16 percent.

“During the fourth quarter and throughout 2002 we experienced strong growth in both deposits and loans,” said Hal Brown, president and CEO of Pacific Continental Corporation. “The growth in core deposits, including the important demand deposit component, is especially noteworthy. Although this growth can be traced, at least in part, to investors seeking the safety provided by fully insured bank deposits, we also achieved growth through many new client relationships. In addition, we realized exceptional growth within the loan portfolio as our bank seized on opportunities created by the effects of industry consolidation that impacted certain of our competitors,” noted Brown.

“As part of a strategic expansion effort, we announced the planned opening of our first full-service office in Portland’s central financial district. This office, located in the well-known KOIN Center, officially opened January 6, 2003, and complements our two existing metropolitan Portland offices in Beaverton and Tualatin. We expect this expansion will enhance our ability to attract and serve community-based businesses, professional service groups and non-profit organizations that are prime market segment targets for Pacific Continental,” added Brown.

For the full year 2002, net income was $3.5 million, down $2.2 million from 2001 net income of $5.7 million. Earnings per diluted share for 2002 was $0.68 compared to $1.12 per diluted share for 2001. Net income in 2002 was impacted negatively by previously announced increases in the provision for loan losses and certain executive severance expenses. Operating revenue for 2002 was $25.4, up $2.0 million or 9% over 2001. Net interest income for 2002 was $19.7 million, up $1.2 million over the prior year.

Like many banks operating in this low interest rate environment, Pacific Continental experienced compression in its net interest margin. Including interest rate reductions occurring during the fourth quarter, earning assets yields, principally loans, declined faster than the bank’s cost of funds. As a percentage of earning assets, the bank’s interest margin was 6.44% for 2002 compared to 6.84% for 2001. This remains a strong ratio for Pacific Continental, well above the September 30, 2002 FDIC reported peer figure of 4.48%, the most recent publicly available data.

During 2002 the bank made provisions for loan losses of $5.7 million, an increase of $4.2 million over 2001. These provisions were primarily necessary to cover losses experienced with certain hospitality loans. Additional factors including the economic environment, the bank’s level of nonperforming loans, and the substantial increase in new loans made additional contributions to the loan loss reserve a prudent action to take during 2002. During the fourth quarter the bank began foreclosure proceedings with respect to the Portland area hotel previously identified in the third quarter 2002 press release. In related action, the bank took a $1.7 million charge to the loan loss reserve to prudently reflect the underlying value of the hotel property. Because a specific allocation already existed within the reserve, this charge had no effect on fourth quarter earnings and will allow the company to take advantage of the tax deduction for 2002.

As it has throughout 2002, the bank continues to reflect an historically high level of nonperforming loans. However, appropriate reserves have been reflected in consideration of these levels. Nonperforming loans, net of government guarantees, at year-end were $5.0 million compared to $6.0 million at year-end 2001. Management continues to actively monitor these loans and will take actions, when appropriate, including possible foreclosures, to protect bank interests. Management believes that the bank’s reserves are currently sufficient and that future provisions are expected to support loan growth and reflect the ongoing business conditions.

“The year 2002 was a year of challenges, opportunities and change,” said CEO Brown. “We were certainly challenged by loan problems with a few of our clients; and I believe we met and will continue to meet those challenges in a direct, open and forthright manner. We aggressively embraced the opportunities presented in our markets as a result of the continued industry consolidation. In July of this year significant change occurred for our bank when, after serving as chief operating officer, I was named president and chief executive officer. During 2002, we proudly celebrated our 30th anniversary, and I am energized by the prospects for the future. As a management team we are committed to achieving continued success as a Eugene-based bank through prudent, thoughtful growth and expansion in Portland and Eugene/Springfield, Oregon’s two largest markets,” concluded Brown.

Year 2002 Highlights:

•	Loan growth of $88.0 million or 36% since December 31, 2001.
•	Noninterest bearing demand deposits increase $28.4 million and now represent 35% of total deposits.
•	Named former chief operating officer, Hal Brown, as president and CEO.
•	Announced a shift to a quarterly dividend practice improving shareholder cash flow and paid cash dividends of $0.32 per share for 2002.
•	Repurchased 102,400 shares as part of the company’s 2001 stock buyback plan.
•	Selected for the second consecutive year as one of the “Top 100 Best Companies” to work for by the Oregon Business magazine, ranking sixth overall, and the highest rated of any bank.
•	Received a second consecutive Quality Seal award from Families in Good Company.
•	Announced expansion plans for a Portland downtown office, the bank’s 11th branch.
•	Hired Daniel Hempy as executive vice president to lead the Portland market expansion.
•	Added Portland area executives Michael Holzgang and Donald Krahmer to the board of directors.
•	Named the 2002 “Business of the Year” by the Better Business Bureau of Oregon and Southwest Washington.

Live Audio Webcast:

Pacific Continental Bank is offering a live audio Webcast for interested parties relating to its fourth quarter and year end 2002 results on Wednesday, January 22 at 1:30 p.m. Pacific Time. The Webcast will be available via the Internet at Pacific Continental’s Website (http://www.therightbank.com/). To listen to the live audio, click on the Presentations link within the Investor Relations section on the company’s home page.

The Webcast replay will also be available within two days following the live Webcast, and archived for one year on the Pacific Continental Website. Any questions regarding the Webcast should be directed to Mick Reynolds at (541) 686-8685.

About Pacific Continental Bank

Pacific Continental Bank is the operating subsidiary of Pacific Continental Corporation with eleven banking offices in western Oregon. The bank provides personalized services, including online and electronic banking, to meet the deposit and lending needs of community-based businesses, professional service groups and non-profit organizations. The Small Business Association has consistently recognized the bank as one of the top lenders over the past five years. The bank is frequently recognized for its unique corporate culture. More information on Pacific Continental and its banking services can be found on its Website at www.therightbank.com.

Safe Harbor

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: general economic conditions and its impacts on the company’s client base, loan concentrations; business conditions in the banking industry; the regulatory environment; new legislation; heightened national security risks including acts of terrorism and potential for war; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive factors, including increased competition among financial institutions; fluctuating interest rate environments; cash flow, operating performance, availability of retained earning and decisions made by its board of directors with respect to dividend practices and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should also carefully review any risk factors described in its Annual Report on Form 10K and the most recent Form 10-Q and other documents filed from time to time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA’s safe harbor provisions.

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Pacific Continental Corporation
Consolidated Statements of Income
For the Years Ended
(Amounts in $ Thousands, except per share data)

	31-Dec-02	31-Dec-01
Interest income	$24,226	$25,279
Interest expense	$4,537	$6,759

Net interest income	$19,689	$18,520
Provision for loan losses	$5,660	$1,455
Noninterest income	$5,750	$4,894
Noninterest expense	$14,144	$12,655

Income before taxes	$5,635	$9,304
Taxes	$2,181	$3,582

Net income	$3,454	$5,722

Net income per share
Basic	$0.69	$1.14
Fully diluted	$0.68	$1.12
Outstanding shares at period end	5,040,448	5,066,290
Outstanding shares, year-to-date average (basic)	5,034,665	5,036,428
Outstanding shares, year-to-date average (diluted)	5,079,233	5,086,915

Consolidated Statements of Income
For the Quarters Ended
(Amounts in $ Thousands, except per share data)

	31-Dec-02	31-Dec-01
Interest income	$6,442	$6,029
Interest expense	$1,183	$1,224

Net interest income	$5,259	$4,805
Provision for loan losses	$600	$700
Noninterest income	$1,719	$1,445
Noninterest expense	$3,748	$3,319

Income before taxes	$2,630	$2,231
Taxes	$1,024	$860

Net income	$1,606	$1,371

Net income per share
Basic	$0.32	$0.27
Fully diluted	$0.31	$0.27
Outstanding shares, quarter average (basic)	5,037,860	5,070,160
Outstanding shares, quarter average (diluted)	5,099,573	5,131,873

Pacific Continental Corporation
Financial Data and Ratios
(Amounts in $ Thousands, except for per share data)

	For Year End		For Quarter End
	31-Dec-02	31-Dec-01	31-Dec-02	31-Dec-01
Balance Sheet
Loans at period end	$331,107	$243,101
Allowance for loan losses at period end	$4,403	$3,418
Assets at period end	$380,091	$309,548
Deposits at period end	$310,147	$248,328
Stockholders’ equity at period end	$36,698	$35,604
Loans, average	$288,773	$237,019	$320,320	$245,765
Earning assets, average	$305,737	$270,701	$333,030	$275,534
Assets, average	$337,258	$299,721	$364,831	$305,406
Deposits, average	$271,765	$238,858	$298,881	$243,389
Stockholders’ equity, average	$36,117	$33,882	$36,091	$36,217

Financial Performance
Return on average assets	1.02%	1.91%	1.75%	1.78%
Return on average equity	9.56%	16.89%	17.65%	15.02%
Net interest margin	6.44%	6.84%	6.27%	6.92%
Efficiency ratio	55.60%	54.05%	53.71%	53.10%
Net income per share
Basic	$0.69	$1.14	$0.32	$0.27
Fully diluted	$0.68	$1.12	$0.31	$0.27

Loan Quality
Net loan charge offs	$4,675	$186	$1,891	$80

Non-accrual loans	$6,176	$6,049
90-day past due	$359	$953

Total nonperforming loans	$6,535	$7,002
Government guarantees on non-accrual and 90-day past due	$(1,563)	$(1,020)

Net nonperforming loans	$4,972	$5,982
Foreclosed properties	$864	$0

Total nonperforming assets, net of guarantees	$5,836	$5,982

Loan Quality Ratios
Non-accrual loans to total loans	1.87%	2.49%
Nonperforming assets to total assets	1.54%	2.26%
Allowance for loan losses to net nonperforming loans	88.56%	57.14%
Net loan charge offs to average loans	1.62%	0.03%
Allowance for loan losses to total loans	1.33%	1.41%